EXHIBIT 12.1


                                 AEARO COMPANY
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                        Year Ended September 30,
                                                          ------------------------------------------------------
                                                            1999       2000        2001        2002       2003
                                                          --------   --------    --------    --------   --------
EARNINGS:
Pre tax income (loss) from continuing operations.......   $ 10,197   $ 12,532    $ (3,841)   $ 11,068   $ 23,290
Fixed Charges .........................................     26,252     26,589      25,846      22,684     21,561
                                                          --------   --------    --------    --------   --------
Earnings as defined ...................................   $ 36,449   $ 39,121    $ 22,005    $ 33,752   $ 44,851
                                                          --------   --------    --------    --------   --------

FIXED CHARGE:
Interest Expense, net .................................   $ 24,422   $ 24,479    $ 23,755    $ 20,091   $ 19,456
Interest component of operating lease .................      1,830      2,110       2,091       2,593      2,105
                                                          --------   --------    --------    --------   --------
Fixed charges as defined ..............................   $ 26,252   $ 26,589    $ 25,846    $ 22,684   $ 21,561
                                                          --------   --------    --------    --------   --------

Ratio of Earnings to Fixed Charges ....................        1.4        1.5                     1.5        2.1
                                                          ========   ========    ========    ========   ========




Note: Earnings for the year ended September 30, 2001 was insufficient to cover fixed charges by $3.8 million.